Exhibit 99.1

NEWS RELEASE

Stockholders of C&J Energy Services Approve Merger

HOUSTON, March 20, 2015 / PRNewswire/ — C&J Energy Services, Inc. (“C&J” or the “Company”) (NYSE: CJES) announced today that at a special stockholder meeting held today, March 20, 2015, C&J stockholders approved, among other matters, the proposed merger contemplated by the Agreement and Plan of Merger, dated as of June 25, 2014 (as amended from time to time, the “Merger Agreement”), by and among C&J, Nabors Industries Ltd. (“Nabors”), Nabors Red Lion Limited (“Red Lion”), Nabors CJ Merger Co. and CJ Holding Co. If the merger of C&J with Nabors’ completion and production services business is completed, Nabors CJ Merger Co., a direct wholly-owned subsidiary of Red Lion, will merge with and into C&J, with C&J surviving as a wholly-owned subsidiary of Red Lion (the “Merger”). In connection with the closing of the Merger, Red Lion will change its name to “C&J Energy Services Ltd.” and will be listed on the New York Stock Exchange under the ticker “CJES”.

Approximately 82% of the shares outstanding as of the record date of January 30, 2015, or approximately 98% of the shares that were voted at today’s special stockholder meeting, voted to approve the Merger Agreement. C&J stockholders also approved a provision in the Amended and Restated Bye-Laws of Red Lion that classifies the Red Lion Board of Directors into three separate classes with staggered terms by a vote of approximately 65% of the shares outstanding as of the record date, or approximately 78% of the shares that were voted at the meeting. Lastly, C&J stockholders approved, by non-binding advisory vote, specified compensation arrangements that may be paid or become payable to C&J’s named executive officers in connection with consummation of the Merger with a vote of approximately 67% of the shares outstanding as of the record date, or approximately 80% of the shares that were voted.

“We appreciate our stockholders’ overwhelming support of this transaction, which will accelerate the growth of C&J Energy Services as a diversified, large-scale, global provider of technologically advanced completion and production services,” said Josh Comstock, C&J’s Founder, Chairman and Chief Executive Officer. “The combined company will have increased scale, capabilities and resources that will allow us to better serve a larger customer base across an expanded geography. We look forward to taking the final steps toward closing this transaction, seamlessly integrating our companies, and realizing the value inherent from the combination as we continue to focus on executing our long-term growth strategy and maximizing value for all of our shareholders, customers and employees.”

The approvals by the C&J stockholders described above satisfy one of the conditions required to finalize the Merger. The consummation of the Merger remains subject to certain other customary closing conditions. Subject to the satisfaction of all such conditions, the parties currently expect to complete the Merger by the end of March 2015.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing, cased-hole wireline, pumpdown, and other complementary services with a focus on complex, technically demanding well completions. These core services are provided to oil and natural gas exploration and production companies throughout the United States. In 2014, we introduced our directional drilling services line to customers as a new service offering, and we are investing in the growth of this business in key U.S. markets. Executing on key strategic initiatives, we expanded our business to blend and supply specialty chemicals for completion and production services, and we also manufacture and sell data acquisition and control systems and provide our proprietary, in-house manufactured downhole tools and related directional drilling technology. We utilize these products in our day-to-day operations, and we also provide these products to third-party customers in the energy services industry. Headquartered in Houston, Texas, we operate in some of the most active domestic onshore basins with facilities across the United States. We also have an office in Dubai and are in the process of establishing an operational presence in key countries in the Middle East. For additional information about C&J, please visit our website at www.cjenergy.com.

C&J Energy Services Investor Contact

C&J Energy Services, Inc.

investors@cjenergy.com

(713) 260-9986

C&J Energy Services Media Contacts

Abernathy MacGregor

Tom Johnson or Luke Barrett – (212) 371-5999

Glen Orr — (713) 205-7770